CONSENT OF FINANCIAL ADVISOR



     We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Triangle Bancorp, Inc., included as Appendix III to the Joint Proxy Statement/Prospectus contained in this Registration Statement, and to the references to such letter and to our firm in such Registration Statement. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.




                                         WHEAT, FIRST SECURITIES, INC.



Richmond, Virginia
Date:   June 19, 1997